UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 29, 2006

SMART TRUCK SYSTEMS, INC
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-128107 (Commission File Number)	34-2001531 (IRS Employer Identification No.)

13231 Slover Ave Fontana, California 82335
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (909)427-9322

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01   Changes in Control of Registrant

        On November 26, 2006 Roger Pawson purchased 100,000 shares of preferred A stock of the company in exchange for assuming all the debt and liabilities of the company. Roger Pawson has control by the fact that on September 15, 2006 the company designated a preferred class A stock which calls for one share of preferred A is equal to 60 shares of common. Therefore on November 26, 2006 Roger Pawson had control of 6,000,000 voting shares of the 9,639,951 out standing.

        On November 26, 2006 Robert L. Cashman an individual and on behalf of Hallmark Venture Group collectively gave up control by canceling 3,950,000 shares in exchange for an option to purchase at a future date $4,000,000 dollars worth of shares valued at 50% of the average market price for $.001 per share. Therefore on November 26, 2006 Roger Pawson had voting securities of the company in the amount of 6,000,000 out of the total of 12,367,107.

        The agreement called for Roger Pawson to elect a majority of the Board of Directors.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        On November 26, 2006 John Vilagi resigned as a director of the registrant.

        On November 26, 2006 Roger Pawson, William Sickert and Andrew Mercer were elected as Directors of the company to serve until the next shareholders meeting.

        On November 26, 2006 the Board of Directors of the registrant appointed the following officers.

a.	Roger Pawson, President/CEO
b.	Robert L. Cashman Vice President
c.	William Sickert, Secretary/Treasurer
d.	Joseph R. Scarpello; COO
e.	John Vilagi, Chief Financial Officer

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        On October 15, 2006 the Board of Directors of Smart Truck Systems, Inc. pursuant to a Board Resolution resolved as to the preferred stock of the company the voting powers would be one share of preferred is equal to 60 shares of common and the preferred shares have a right to convert one share of preferred for 60 shares of common.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 29th day of November 2006

SMART TRUCK SYSTEMS, INC. By: /s/ Roger Pawson Roger Pawson President